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ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

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The following materials may be provided to shareholders of Argo Group International Holdings, Ltd.

April 12, 2019

Dear Fellow Shareholders,

At Argo’s Annual General Meeting of Shareholders on May 24, 2019, you will be asked to make an important decision regarding the future of your investment. As you may know, Voce Capital has accumulated a position in our Company over the past few months and launched a proxy contest against Argo to push its short-term agenda. Similar to other activist campaigns initiated by Voce Capital, the firm’s principal, J. Daniel Plants, has put forward a series of poorly researched claims with little regard for the truth. In spite of these tactics, our Board has made efforts to engage directly with Mr. Plants as well as Voce Capital’s director nominees, only to have Voce Capital cancel or refuse our requests for meetings.

Please vote FOR the election of all Argo nominees on the WHITE proxy card today.

ARGO’S STRATEGY IS CREATING VALUE FOR SHAREHOLDERS

We have always encouraged shareholder engagement, and now we need your support to prevent the short-term interests of an activist hedge fund from disrupting the steady growth and superior shareholder returns you have come to expect. The Argo Board and management team have a proven track record of delivering value. The leadership and high standard of accountability exercised by your Board over time and its commitment to maintain a cohesive corporate strategy and management team have been core strengths of your Company. These dynamics have played key roles in driving superior shareholder returns over time.

In fact, Argo’s Total Shareholder Return1 (TSR) over the last five years has been exceptional on both an absolute and relative basis. Argo has delivered a TSR that has significantly outpaced our peers and the S&P 500 over the one-, three-, and five-year periods ending on February 1, 2019, the last trading day before Voce Capital made its campaign public.

(1)	Total shareholder return includes the reinvestment of dividends on the ex-date.
(2)

James River Group Holdings Ltd., W.R. Berkley Corporation, Axis Capital Holdings Ltd., Hanover Insurance Group Inc., RLI Corp., Selective Insurance Group Inc., Arch Capital Group Ltd., Global Indemnity Ltd., Alleghany Corporation, Hallmark Financial Services Inc., Protective Insurance Corporation (Class B), American Financial Group Inc., Markel Corporation.

(3)	Start date of February 1, 2018.
(4)	Start date of February 1, 2016.
(5)	Start date of January 31, 2014. JRVR has not been public for 5 years so it was excluded from the 5-year TSR.

Furthermore, the sustained outperformance of our stock from February 1, 2019 to April 9, 2019 has been driven by Argo’s strong fourth quarter and full-year 2018 results released on February 11, 2019, reflecting continued execution of our strategy.

The sound returns the Company has provided to its shareholders reflect the Company’s ability to deliver strong fundamentals over the long run. Our strategy of positioning our insurance operations for competitive advantage in the markets and geographies we serve has been reflected in improved underwriting performance, growth in profitability and return of excess capital to our shareholders.

Additionally, Argo is committed to best-in-class corporate governance practices. We have been proactively refreshing our Board of Directors in a deliberate manner, adding five new directors over the past three years, consciously reflecting on the skills and experience necessary to drive our enterprise forward. We believe our shareholders are being well served by these changes.

Notwithstanding the foregoing, Voce Capital has now launched a proxy contest against Argo. Faced with the challenge of attacking a company with best-in-class share performance, a well-articulated business plan for future financial performance, and sound governance, the campaign orchestrated by Mr. Plants has resorted to poorly researched personal attacks on your Board and our CEO. We believe Mr. Plants’ purpose is to distract his audience from our objectively excellent returns. We trust that you will see Mr. Plants’ campaign for what it is and instead focus on what matters: Argo is delivering superior and sustainable value to shareholders.

ARGO’S STRATEGY IS CREATING VALUE FOR SHAREHOLDERS

The Company’s Board and management team have a proven track record of disciplined execution. We continue to build a strong position in the global specialty insurance industry. Over the past year alone, amidst ongoing broader insurance market challenges, we have made progress in four areas:

1.	We worked to optimize our platform to reduce risk exposure to catastrophe events by more effectively leveraging our risk management and capital structure;

2.	We made progress toward improving our underwriting margins including driving down our expense ratio;

3.	We focused additional efforts on growing the business units with the strongest profitability; and

4.	We continued to integrate technology into our business, creating significant efficiencies, driving down costs and enhancing customer service.

Argo’s strategy of focusing on underwriting, portfolio investment, and disciplined capital allocation is delivering value to shareholders. While our top priority in Argo’s capital allocation strategy remains deploying capital to the businesses capable of delivering attractive returns in a reasonable time period, we also have a strong track record of returning excess capital to shareholders.

Between stock buybacks and dividends paid, we returned $645 million of capital to shareholders between 2010 and 2018; over this same time frame, we grew our equity base by $400 million from $1.4 billion to $1.8 billion or a combined increase in capital generated of over $1.2 billion. Additionally, the market value of Argo has grown from just under $1.2 billion in 2010 to over $2.4 billion today.

Since 2013, our investments have paid off as we’ve grown our top line premiums 9.4% per year on a compounded annual basis. In fact, our current core businesses, including professional, surety and construction, have the most favorable loss ratios and have grown the fastest (+10%) in the portfolio.

Our adoption of technology solutions has been a strong driver of this success and remains a key strategic priority. Leveraging digital tools and process optimization has not only increased efficiency and scale, but has also improved our risk selection process. We have focused our digital investments on our U.S. business, where we have made substantial progress in shifting our product mix and further differentiated our industry-specific product offerings from the competition. As a result, we are delivering superior insurance profitability in many of our businesses. Building upon this strong foundation, we are also intensifying our underwriting efforts including our technology developments and their applicability to our international business.

Overall in 2018, we had considerable improvement in underwriting profitability from 2017. In the U.S. we had continued best-in-class underwriting results. In the U.K. specifically, we spent much of 2018 addressing areas in our insurance portfolio where performance has not met our expectations. Rather than waiting for pricing improvements, we made aggressive changes to our strategy and dropped unprofitable businesses.

In Bermuda, our insurance platform showed solid growth in 2018, continuing to drive both scale and product diversity. We saw an immediate benefit in 2018 from the combination of our two reinsurance platforms, Ariel Re and Argo Re.

WE ARE CONTINUING TO BUILD TO COMPETITIVE SCALE IN EACH OF OUR KEY OPERATIONS

Our objective is to drive profitable growth that translates to an acceptable return on capital, while also delivering superior growth in our book value per share. In the current interest rate environment, our goal is to drive an economic return on equity of 700 basis points above the risk-free rate, or approximately 10% on an absolute basis.

We ultimately measure our fundamental performance by our ability to grow book value per share over time. Growth in book value per share has averaged a 9% compound annual rate over the past 16 years, representing the period over which management’s strategy is most directly reflected in the results. Growth in book value per share is a function of underwriting results, total return on our investment portfolio and proactive capital management. Looking forward, while we expect investment performance and capital management to contribute to such growth, we are focused squarely on our business results – driven by underwriting income – to achieve our objective of a 10% return.

We have seen and expect to continue to produce improvement in our consolidated financial results, as measured by operating ratios. From a margin standpoint, we expect to improve our combined ratio by 100 basis points annually over the next two years, allowing for normal loss expectations. This is the critical leverage to drive double-digit returns.

This improvement will be in addition to the 260-basis point reduction in expense ratio that we achieved in 2018 as a result of increased premium scale and operational efficiencies (non-acquisition expenses were essentially flat in 2018 despite a 10% increase in both gross premiums written and net premiums earned).

Our strategy to drive down our expense ratio while growing the business represents a clear path toward our 10% ROE goal.

YOUR STRONG AND INDEPENDENT BOARD POSSESSES THE RIGHT SET OF SKILLS AND EXPERIENCE TO CONTINUE DRIVING VALUE FOR ALL SHAREHOLDERS

Argo’s outstanding results are made possible in part because of the strong direction and oversight of your highly engaged, independent Board. Your Board reflects a diverse array of experiences, skills and backgrounds, and each director is individually highly qualified to make unique and substantial contributions.

This diverse skillset is enhanced by both the fresh perspectives brought by our newer directors, as well as the industry and company-specific expertise of our longer-tenured directors who have the experience of guiding Argo through the insurance industry’s extended business cycles.

Our Board’s commitment to active refreshment and diversity of background and experience has resulted in the addition of five new directors in the past three years (38% of the Board). These new directors come with proven expertise to enhance the robust and dynamic boardroom dialogue, with significant experience in digital strategy, global insurance operations, capital markets and banking, and public company corporate governance.

Our refreshment process began long before any activist’s demands, highlighting the Board’s commitment to proactive self-evaluation in an effort to maintain the highest level of corporate governance. Our most recent additions to the Board reflect this process and are consistent with our bye-laws.

ARGO’S DIRECTORS’ DIVERSE RANGE OF SKILLS & QUALIFICATIONS

Executive Leadership	Accounting & Finance

Business Operations	Business Strategy

Corporate Governance	Technology / Digital Strategy

Industry Knowledge	Int’l Operations / Global Markets

Investment Management	Legal / Regulatory

Risk Management

VOCE CAPITAL’S SPURIOUS ALLEGATIONS AND MISLEADING MEDIA CAMPAIGN

Voce Capital has made countless false and misleading statements about our Company, our Board and our CEO. As part of our engagement with our shareholders, we are correcting Voce Capital’s misrepresentations, careless errors and outright falsehoods. Below you will find some of the main points that shine a light on Voce’s most egregious statements.

1 Our office space is efficient and cost effective.

Contrary to Voce’s express misstatements to our shareholders, let’s be clear: The Company did not build, nor have we ever had, a penthouse apartment above our New York offices. Any basic due diligence during Voce’s purported year-long study of our Company would have revealed not only that the office building has no zoning for any residential occupancy, but that the structure identified as a penthouse on the roof of the building is simply a meeting room with a large table surrounded by glass walls.

Our New York office, which houses our high-performing underwriting teams and our digital team, is located adjacent to many of the technology companies that we collaborate with and compete with for talent. The relocation of our New York City office was a deliberate, cost-efficient move to consolidate multiple regional offices. In fact, the cost per square foot cited by Voce is incorrect. Following the move, we are actually spending less on rent than it would have cost to remain at our previous locations.

In London, our acquisition of Ariel brought us a large team of new colleagues who were housed in separate offices. We consolidated the Ariel offices and our existing offices into one space, creating a collaborative environment in the same area of London where virtually all similarly-sized competitors’ UK operations are headquartered. As in New York, the move to a combined space for our operations achieved greater cost efficiency than remaining in our previous locations.

2 We do not purchase expensive artworks or maintain lavish art collections.

We appreciate that others notice the artwork in our offices, much of which has been acquired in the communities where our employees live and work to showcase the talent of local artists. We do, in fact, put thought into planning and designing the spaces where our 1,300 employees spend their days and our business partners come to meet with us.

However, the simple truth of the matter is this: Added together, the cost of every piece of artwork carried on our balance sheet for all of our office spaces worldwide over the past two decades is less than a million dollars – hardly a sum worthy of public debate.

3 Our sponsorships are effective marketing tools that provide exceptional client relationship-building opportunities at a modest cost.

The sponsorship and marketing opportunities we choose are consistent with our specialty insurance business, our brand, and our commitment to being an innovative and dynamic company. They allow us to align our marketing with our target clients, such as clean energy enterprises. We make cost-effective sponsorship selections and have spent on average less than $1 million per year over the last five years for named sponsorships. Moreover, the revenue we generate from sponsorship opportunities meaningfully exceeds our costs and allows us to deepen our relationships with key clients.

4 Our corporate aircraft program is managed in an effective manner to operate our global diversified business platform.

Our business operates in 11 countries across five continents with many offices and clients inside and outside of the U.S. Like most other companies with offices spread across wide distances, we use corporate aircraft to facilitate business travel for our executives and other team members.

Corporate aviation makes it possible for senior executives to perform their duties in more than one location during a particular work day or work week, permitting them to work during travel and allowing them to be face-to-face with clients, service providers and internal teams across multiple time zones and geographies.

While we do, on occasion, allow our executives to arrange for use of corporate aircraft for personal trips, they do so at their own expense, in which case no incremental cost is incurred by the Company. The use of corporate aircraft is audited quarterly by our internal auditors to ensure proper allocation of imputed tax benefits attributable to executives when non-business travelers accompany them on business trips, and this information is reported on a quarterly basis to the Audit Committee of the Board.

We also want shareholders to know that, contrary to Voce Capital’s uninformed claims, the Company did not use corporate aircraft to transport our CEO to all of the destinations described by Mr. Plants in Voce Capital’s initial press release. The aircraft in question was actually chartered by third parties unrelated to Argo at various times during the periods referenced in Voce’s press release. Like so many other assertions in its initial press release, Voce’s representations to shareholders on this topic are rife with material misstatements of fact and demonstrate either a reckless disregard for the truth, gross negligence in fact-checking, or a combination of both.

5 We have made numerous efforts to constructively engage with Voce Capital.

We welcome opportunities to engage in collaborative dialogue with our shareholders, and we are committed to evaluating every strategic decision from a shareholder perspective. In that vein, the management team responded to Voce’s email request for a meeting, met with Voce, and then participated in a follow-up conference call with Voce after our fourth quarter 2018 earnings, on each occasion on dates and times arranged to accommodate Mr. Plants’ schedule.

Subsequently, in response to a request from Voce Capital, our independent directors agreed to have an in-person meeting with Mr. Plants. This meeting was scheduled, but subsequently canceled by Voce Capital. In addition, our Board has offered twice to meet with Voce Capital’s director nominees in order to discuss and hear about their views and qualifications.

Such meetings were proposed prior to our Board’s nomination of directors and prior to the printing of our definitive proxy statement. Given our ongoing refreshment and evaluation of our Board composition, these offers were a genuine effort to consider Voce’s nominees. But in both instances, Voce Capital refused to allow its nominees to meet with our Board.

These are just a few examples of false statements – either intentional or with careless disregard of the truth – made by Voce Capital. We have to believe that this reckless behavior is simply Mr. Plants’ modus operandi, as evidenced by his conduct in previous campaigns.

Your Vote Is Important To The Future of Argo. Protect The Value Of Your Investment By Voting The WHITE Proxy Card Today.

We are asking for your support for our Board at this year’s meeting. Your vote will be critical to ensuring that Argo continues on its path to success and delivering long-term value to you, our shareholders. We invite you to attend Argo’s 2019 Annual Meeting on May 24, 2019 and ask you to vote the WHITE proxy card to end Voce Capital’s destructive and distracting campaign.

The Argo Board that you know and have seen in action has overseen strong underwriting results, prudent Company spending, investments that drive growth, and opportunities that drive efficiency each step of the way.

Our opportunity to increase margins will continue to come from smart office consolidations, driving efficiency in our operations, leveraging technology to make our business more efficient and deriving more value from each dollar we spend. To be clear, intelligent cost cutting and improving expense ratios cannot be achieved by curtailing illusory costs (e.g. fictionally depicted lavish art collections or penthouse apartments perched on top of our office buildings).

OUR COMMITMENT TO SHAREHOLDERS

Your Board and management team are committed to continuing to deliver substantial and enduring value for our shareholders. The strategy your Board has been pursuing has yielded best-in-class TSR, improved operating margins, and will continue to drive opportunity for all of us going forward.

We have the right management team and the right Board in place to continue to deliver stellar performance. We urge you to support us in this effort by voting the WHITE proxy card for our Directors.

We urge you to discard any and all blue proxy cards sent to you by Voce. If you have already returned a blue proxy card, you can change your vote by signing, dating and returning the WHITE proxy card. Only your latest-dated proxy card will be counted. If you have any questions about how to vote your shares, or need additional assistance, please contact our proxy solicitors, Innisfree M&A Incorporated, at (877) 456-3442.

On behalf of the independent directors of your Board, thank you for your continued support of Argo. We look forward to communicating further with you in the coming weeks.

Sincerely,

Thomas A. Bradley	F. Sedgwick Browne	Hector De Leon
Mural R. Josephson	Anthony P. Latham	Dymphna A. Lehane
Samuel G. Liss	Kathleen A. Nealon	John R. Power, Jr.
Al-Noor Ramji	John H. Tonelli	Gary V. Woods,
Chairman of the Board

If you have questions or need assistance in voting your shares, please contact: INNISFREE M&A INCORPORATED Shareholders Call Toll-Free: (877) 456-3442 Banks and Brokers Call Collect: (212) 750-5833

ADDITIONAL INFORMATION

Argo Group International Holdings, Ltd. (“Argo Group”) has filed a definitive proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its solicitation of proxies for its 2019 Annual General Meeting of Shareholders (the “2019 Annual General Meeting”). ARGO GROUP SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (AND ANY AMENDMENTS AND SUPPLEMENTS THERETO) AND ACCOMPANYING WHITE PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain the proxy statement, any amendments or supplements to the proxy statement and other documents as and when filed by Argo Group with the SEC without charge from the SEC’s website at www.sec.gov.

CERTAIN INFORMATION REGARDING PARTICIPANTS

Argo Group, its directors and certain of its executive officers may be deemed to be participants in connection with the solicitation of proxies from Argo Group’s shareholders in connection with the matters to be considered at the 2019 Annual General Meeting. Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement and other materials to be filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

Hello,

As you saw earlier today we filed our definitive proxy statement (link: https://www.sec.gov/Archives/edgar/data/1091748/000119312519104521
/d726001ddefc14a.htm) for our May 24th annual meeting, as well as a letter from our independent directors (link: https://www.sec.gov
/Archives/edgar/data/1091748/000119312519104590/d733978ddefa14a.htm).

Mark, Jay and I (and the Argo Board where we have given your feedback to) strongly value the support as long-term shareholders from [insert shareholder name]. We are focused on driving long-term value, and we consider shareholder feedback to be an integral component of our Board’s decision-making process.

If a conversation with our Management team would be helpful at this time, we would look forward to the conversation, however, we will reach out again to request a meeting closer to the annual meeting date.

As we move towards this year’s May 24th annual meeting, we will continue to keep you updated, including sharing additional investor materials as they are released. Our aim is to make certain that, as you consider your vote, you and your team have the desired information to support you in making a decision, and ample opportunities to ask any questions you may have of us.

Thank you for your time and consideration and we look forward to speaking with you.

Best,

Susan Spivak Bernstein

SVP, Investor Relations

Argo Group

ADDITIONAL INFORMATION

Argo Group International Holdings, Ltd. (“Argo Group”) has filed a definitive proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its solicitation of proxies for its 2019 Annual General Meeting of Shareholders (the “2019 Annual General Meeting”). ARGO GROUP SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (AND ANY AMENDMENTS AND SUPPLEMENTS THERETO) AND ACCOMPANYING WHITE PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Shareholders may obtain the proxy statement, any amendments or supplements to the proxy statement and other documents as and when filed by Argo Group with the SEC without charge from the SEC’s website at www.sec.gov.

CERTAIN INFORMATION REGARDING PARTICIPANTS

Argo Group, its directors and certain of its executive officers may be deemed to be participants in connection with the solicitation of proxies from Argo Group’s shareholders in connection with the matters to be considered at the 2019 Annual General Meeting. Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement and other materials to be filed with the SEC. These documents can be obtained free of charge from the sources indicated above.